EXHIBIT 10.21

Spinal Fusion Purchase Agreement

Texas Health Resources

and

CPM Medical Consultants, LLC

This Agreement is executed by and between CPM Medical Consultants, LLC, ("Vendor") a Texas Corporation with address at 1585 N. Central Expressway #200, Richardson, Texas 75080 and Texas Health Resources, a Texas non-profit Corporation with address at 612 East Lamar Boulevard, Arlington, Texas 76011 ("Customer"), dated to be effective June 26, 2012 (the "Agreement"). Customer and Vendor agree that Vendor will be a non-exclusive source for spinal fusion products (hereafter "Products") under the terms and conditions as set in this Agreement. The parties hereby agree as follows:

1.Healthcare Fraud Compliance Review. Vendor represents and warrants that all services or Products provided under this Agreement comply with applicable laws. Vendor represents and wan-ants that (a) Vendor is not excluded from any federal health care program, as defined under 42 U.S.C. Section 1320a-7b(f), for the provision of items or services for which payment may be made under a federal health care program; (b) no basis for exclusion from any health care program exists; (c) Vendor has not arranged or contracted (by employment or otherwise) with any employee, contractor, or agent that Vendor knows or should know are excluded from participation in any federal health care program; and (d) no final adverse action, as such term is defined under 42 U.S.C. Section 1320a-7e(g), has occurred or is pending or threatened against Vendor or its affiliates or to their knowledge against any employee, contractor or agent engaged to provide items or services under this agreement (collectively "Exclusions/Adverse Actions"). Vendor, during the term of this agreement, shall notify Customer of any Exclusions / Adverse Actions or any basis therefore within fifteen (15) days of its learning of any such Exclusions / Adverse Actions or any basis therefore. Texas Health Resources (THR) encourages all of its vendors to report violations or suspected violations to the THR Corporate Compliance Officer. If violations are found, Vendor should notify the Texas Health Resources Corporate Compliance Department at 1-800-381-4728.

2.Access to Records. In compliance with the Omnibus Reconciliation Act of 1980 (Public Law 96-499) and lawful regulations issued pursuant hereto, during the term of this contract and for a period of four (4) years thereafter, Vendor will make available, and will cause each related organization with which it has a subcontract to provide services in connection with this contract to also make available, to Customer and to the appropriate governmental authority as requested by Customer in writing, copies of this contract and any books, documents, and records of Vendor and of any such related organization that are required by any federal statute or regulation to certify the nature and extent of the cost claimed by Vendor with respect to the product and services provided in connection with this Agreement.

3.Assignment. This Agreement shall not be assigned, mortgaged or transferred or any portion thereof by either party, without the prior written consent of the non-assigning party unless such assignment is to a wholly owned or controlled affiliate of the assigning party. Any assignment, mortgage or transfer of this Agreement or any portion thereof without such written consent will void this Agreement.

4.Termination. Either party may terminate this Agreement with or without cause, upon thirty (30) days written notice to the other party. Customer will pay for all amounts due and payable prior to termination of the Agreement. Vendor will reimburse Customer on a pro rata basis up to the termination date for any payments made in advance. Customer will have no liability for any payment for periods after the termination date.

5.Price Protection. Prices for Products and services will remain firm for the duration of the Agreement. Vendor's prices for Products and services are attached as Appendix "A" and incorporated herein.

6.Payment Terms. Customer will issue a purchase requisition or similar document after use of Vendor's Products. Vendor will then issue an invoice. Any Vendor invoice that fails to include a valid purchase order number will be returned for proper documentation. Each invoice will represent one patient only; combining multiple cases in a single invoice is not allowed (i.e. a one to one relationship to patients and invoices). Invoices will be validated once a month and payable Net 15 days in the accounts payable department of customer. Late fees will be assessed at 1.5% per month or 18 % per year or the maximum amount allowable by Texas Law on invoices that are beyond this period. No late fees will be assessed on invoices that are "in dispute."

7.Taxes. Customer is a non-profit organization with a tax-exempt status. Customer will provide Vendor with a tax-exempt certificate upon request. Taxes will not be a line item on the invoice.

8.Indemnification; Limitation of Liability. Vendor shall indemnify and hold harmless Customer and its affiliates and their trustees, directors, officers, and employees and agents from and against any and all claims, actions, suits, proceedings, costs, expenses, damages, and liabilities including reasonable attorney's fees ("Claims") arising out of defects in the Products supplied herein or the wrongful or negligent acts or omissions of Vendor, its employees, and agents during the term hereof. In particular, Vendor acknowledges that Vendor's obligation to indemnify Customer extends to, any liability arising out of any actual or alleged negligence by Vendor in the delivery of any goods or services under this Agreement. Such indemnity shall survive termination or expiration of this Agreement. Vendor's liability shall not be limited under this Agreement with respect to any Claims for bodily injury to third parties that arise out of product defects or the wrongful or negligent acts or omissions of Vendor, its employees, and/or agents during the term hereof.

9.Insurance. On or before execution of this Agreement, Vendor will furnish certificate(s) of insurance evidencing liability insurance coverage in the minimum amount of $1,000,000 per occurrence and $3,000,000 in the aggregate applicable to the services provided under this Agreement.

10.Notices. Except as otherwise expressly permitted herein, all notices, requests or other communications required hereunder shall be in writing and shall be deemed to have been given or made if delivered personally, by overnight delivery service, by United States mail, to the parties at the following addresses, or at such other addresses as shall be specified in writing by either of the parties to the other in accordance with the terms and conditions of this subsection:

If to Customer:

John B. Gaida
Supply Chain Management
Texas Health Resources
612 East Lamar Boulevard, Suite 1100
Arlington, Texas 76011
682-236-7575

If to Vendor:

11.Relationship of Parties. Nothing in this Agreement shall be construed to constitute either party as a partner, employee or agent of the other, it being intended that Vendor shall be an independent contractor of Customer under this Agreement and solely responsible for its own actions. No employee or agent of one party hereto shall be considered an employee or agent of the other party. Neither Vendor nor Customer has the right to bind the other party hereto.

12.No Third Party Beneficiaries. Unless specifically provided elsewhere herein, nothing in this Agreement is intended to benefit any person or entity not a party hereto.

13.Intellectual Property Indemnification. Vendor warrants and represents that it has the right to sell and/or license any codes, programs, firmware, software, know-how, methods, and/or concepts associated with any Products that are the subject of this Agreement. Accordingly, Vendor agrees to indemnify and hold harmless Customer from all damages, costs and expenses, including reasonable attorneys' fees arising out of any infringement or claim of infringement of patents, trademarks, or copyrights arising out of the use of any Products that are the subject of this Agreement. Vendor's obligations shall (a) be contingent upon Vendor being granted control of the defense, compromise or settlement of such claim, and (b) not extend to any claim of infringement based upon Vendor's combination of equipment not manufactured by Vendor or Customer's modifications to equipment Customer shall assist Vendor to the extent reasonably required for such defense.

14.Jurisdiction and Venue. This Agreement and the rights of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas without reference to the laws of any other state or jurisdiction. The parties agree that any legal proceeding arising out of or in connection with this Agreement or the rights of the parties hereto must be commenced and prosecuted to conclusion in Tarrant County, Texas.

15.Confidentiality. Notwithstanding any other provision of this Agreement to the contrary, Customer shall have the right to disclose pricing and other terms of this Agreement to Customer's staff, attorneys, accountants, group purchasing organization, affiliated physicians, affiliated clinical staff and other third parties retained by Customer (collectively "Customer

Consultants") provided any such Customer Consultants agree to the same level of confidentiality set forth in this Agreement.

16.Vendor Background. If Vendor and Customer agree that Vendor or its employees will have access to patient care areas or records, Vendor will cooperate with Customer's verification process before such access is allowed. This may include criminal background checks, governmental program eligibility verification, verification of current immunizations, and cooperation with any credentialing verification service that Vendor may use for such purposes.

17.Term. The term of this agreement shall be the two (2) year period commencing on June 26, 2012, and ending on December 31, 2013, unless sooner terminated as provided herein. Upon expiration of the term, this agreement may be renewed for successive additional one (1) year periods, based upon mutual written consent of both parties.

18.Entire Agreement. This Agreement and all addenda constitutes the entire agreement between the parties hereto. Any amendment, addition or deletion to this agreement must be in writing and executed by the parties hereto. This agreement shall supersede any terms and conditions contained on any form or document used in connection with the goods and services hereunder.

19.Severability. Should, by any reason, any clause or provision of this agreement be held or ruled unenforceable or ineffective under the law, such a ruling will in no way affect the validity or the enforceability of any other clause or provision contained herein.

20.Instrumentation. All instrumentation required to enable use of the Products in medical procedures is provided at no additional charge. No loaner or handling fees or shipping charges will be made on instrumentation requested greater than 48 hours in advance. Additional instrument sets will be provided as needed to meet case demand at no charge. Instrumentation will be delivered by 5:00 p.m. the day before surgery to the surgery department, to allow for sterilization. All instrumentation will be accompanied by a list detailing tray.

21.Shipping Charges. No shipping charges for the Products will be charged. The only exception will be for cases scheduled in the Operating Room with less than 48 hours notification. Overnight delivery charges are capped at $100.

22.Consignment. All Products are expected to be on consignment on site at Customer's location or delivered by Vendor as requested. Customer shall receive the Products and shall furnish and maintain a suitable place for storage and store them in an appropriate storage facility. From and after the time it receives the Products, Customer shall pay all expenses incident thereto, including all expenses of handling, storage, and delivering same to or for the use of patients.

Vendor has the right to remove and replace any Product in order to:

a.Rotate stock to avoid expiration dates;

b.Urgently provide to another facility; and

c.In order to comply with any manufacturer's recall, notification, or directive and to comply with any Food and Drug Administration or other federal or state governmental order, directive or advisory.

Title to the Products shall remain with Vendor until sold to Customer's patients.

Implants which are left by the Vendor at Customer's location without an executed consignment agreement in place are left at the Vendor's sole risk of loss and responsibility. Customer bears no responsibility for use of implants or payments for any implants left with no agreement in place.

23.Sales Reports. Vendor will provide sales report monthly including product descriptions, catalog numbers, lot numbers, line item pricing, date and time of surgery and surgeon in an electronic format. The required excel format (file) will be provided. If requested, vendor will meet with customer on a quarterly basis to review the contract compliance and opportunities for improvement. Reports will be sent to:

Karen Kiefer

Supply Chain Management

Texas Health Resources

612 East Lamar Boulevard, Suite 1100

Arlington, Texas 76011

(682) 236-6636

24.Pricing. Pricing for the Products is defined in Appendix A. Each product as set out in Appendix B will be classified into one of the constructs listed in Appendix A. Any spinal fusion product delivered by Vendor must fall into one of the defined categories without exceptions, up charges, or additions. Any deviation from established pricing must be approved in advance by corporate supply chain or items are not invoiced to Customer. No up charges for substitution of product components will be made without prior approval. If any product is provided that is not on the approved product formulary, payment may be denied.

25.Approved Product Formulary. Products currently recognized by Customer are included in Appendix B. Any product that is not currently listed in the product formulary will not be recognized for payment unless prior approval is obtained. Any new products requested to be added to the product formulary as 'New technology' will require a copy of the FDA documented approval (if applicable) and will be defined as new technology for no more than 12 months from the date of approval. In addition to the FDA documentation, the surgical technique guide, product insert and complete catalog must be provided. Non contract items (not listed in Appendix B or new technology etc.) may not be used until price negotiation is complete and pricing is assigned in writing. Pricing for non contract items introduced without prior approval will be at the discretion of the facility and any invoice will be considered void. If a new product is requested, customer will require a sixty (60) day research period prior to use and assignment of pricing structure.

26.Pricing Audits and Compliance. Hospital will be conducting audits for price compliance and adherence to the volume caps on a random basis at its own expense utilizing a third party. In the event Vendor is found to be in non-adherence (violation) to the purchase agreement, Vendor will be assessed a portion of that third party audit expense. Hospital retains the right to recover any amounts overpaid which may have occurred and discovered in the audit process as well a portion of that audit expense. In addition to the amounts over paid, the audit expense fee will be equal to 15% of the dollar spend or $500 (whichever is greater).

27.Restocking Fee. Products opened but not delivered to the surgery field will be replaced without a restocking fee. Vendor will issue full credit or replacement for any product or supply determined to be unusable during the procedure. Upon agreement execution, any hospital with currently owned inventory will be able to return products without a restocking fee or other penalty and subsequently request a consignment of previously owned inventory.

28.Annual Catalog. Vendor will provide a complete electronic catalog (i.e., CD or DVD) within 30 days of release (Minimum requirements include: item number, item description, list price).

29.Authorized Representative. The persons executing this agreement on behalf of the respective parties hereby represent that it is that party's authorized representative and is fully authorized and empowered to enter into this agreement and that each party has full authority to perform the terms and conditions hereof.

AGREED: CPM Medical Consultants, LLC
By:	Date:
Name:
Title:
AGREED: Texas Health Resources
By:	Date:
John B. Gaida Senior Vice President Texas Health Resources

Appendix A- Constructs and Pricing Terms

Texas Health Resources

Spinal Fusion version January 1, 2012

Spine Construct	Definition	Open Vendor Construct Price
Screw, Cervical	Any screw used to secure cervical plates to cervical vertebrae; Including but not limited to self-drilling, self-tapping, cancellous, cortical, locking, cannulated, translational, domed, transitional, semi-constrained, fixed or variable angle, washers, nuts, set screws, etc.	$150
Plate, Cervical 1-3 Levels	One, two, or three level translating and fixed plate; including hole covers, integrated locking mechanisms and all materials	$800
Plate, Cervical 4+ Levels	Four + level translating and fixed plate; including hole covers, integrated locking mechanisms and all materials	$900
Plate, Occipital	Translational single and multi-level plate (2 and 3 levels) involving Cl; includes hole covers includes integrated locking mechanisms and all materials	$1800
Screw, Lumbar	Any screw/bolt used to secure anterior, posterior or lateral plates to Thoracic-Lumbar-Sacral vertebrae; including but not limited to self-drilling, self-tapping, cancellous, cortical, locking, cannulated, translational, domed, transitional, semi-constrained, fixed or variable angle, washers, nuts, set screws, etc.	$175
Plate, Lumbar	Any anterior Thoracic-Lumbar-Sacral plate - includes anterior single or multi - level plate and cover if applicable; excludes Buttress plates	$2800
Plate, Posterior or Lateral	Any posterior or lateral plates for Thoracic-Lumbar-Sacral fixation(i.e. Arch, Core)	$500
Buttress Assembly	Includes any buttress plate & screws or staple assembly	$600
Hooks and Offset Assembly	Includes any fixed-angle, posted or monoaxial hook or offset assemblies including all washers, nuts, collars, off-sets, locking caps, blockers, set screws, etc. required for the assembly and / or attachment of the hooks offsets to the rods (or links/hooks). Includes all Anterior / Posterior / Cervical / Lumbar / Thoracic / hooks used with rods.	$400
Pedicle Screw Assembly, fixed angle	Includes any fixed-angle, posted or monoaxial pedicle screw assemblies; screw assembly includes all washers, nuts, collars, off-sets, locking caps, blockers, set screws, etc. required for the assembly and / or attachment of the screws to the rods (or links/hooks). Includes all Anterior / Posterior / Cervical / Lumbar / Thoracic / Iliac fixed angle, posted or monoaxial screws used with rods.	$650

Spine Construct	Definition	Open Vendor Construct Price
Pedicle Screw Assembly, Polyaxial	Any Pedicle Screw used in conjunction with a rod (or link). Anterior / Posterior Cervical / Lumbar / Thoracic / Iliac (including multi-axial or variable angle extended tab, reduction, favored angle, fenestrated, or those used with flexible rod and cord) and dynamic screws include all washers, nuts, collars, off-sets, locking caps, blockers, set screws, etc. required for the assembly and / or attachment of the screws to the rods. Includes all multi-axial and variable/favored angle screws used with rods (or link).	$750
Pedicle Screw Assembly, Cannulated	Any Cannulated Pedicle Screw used in conjunction with a rod (or link). Anterior I Posterior Cervical / Lumbar / Thoracic I Iliac (including multi-axial or variable angle or those used with flexible rod and cord) and dynamic screws include all washers, nuts, collars, off-sets, locking caps, blockers, set screws, etc. required for the assembly and / or attachment of the screws to the rods. Includes all multi-axial and variable angle screws used with rods (or link).	$850
Rod <300mm	Cervical or Lumbar/Thoracic (straight, tapered, threaded, or curved, any material or diameter) Includes dynamic, corded, links or flexible rods	$200
Rod >300mm	Cervical or Lumbar/Thoracic (straight, tapered, threaded, or curved, any material or diameter)	$300
Rod, balled or hex end(s) of any length	Cervical or Lumbar/Thoracic/Sacral (straight, tapered, threaded, or curved, any material or diameter) Includes rods or any length with one or two balled/hex ends as well as PEEK rods	$300
Rod, Semi Rigid

Any combination of semi-rigid rod components such as cords, spacers, bumpers, spools, end spools, and screw end assemblies. Pricing is per case assembled and includes both sides (not inclusive of pedicle screws).

Note: Requires prior approval. Semi-Rigid systems are only indicated for use as an adjunct to a fusion in the treatment of the following acute and chronic instabilities or deformities of the thoracic, lumbar, and sacral spine in skeletally mature patients: degenerative spondylolisthesis with objective evidence of neurologic impairment and failed previous fusion (pseudoarthrosis). Off-label use can result in denied payment. If this device is used as the only primary rod for spinal fusion cases, payment will be made at the standard rod price.

		$2,000/case Note: Requires prior approval.
Crosslink / Domino Connectors	Crossbar (rod-to-rod), Fixed, Multi-axial, Multi-angle, Low profile, and includes multi-axial expandable crosslinks as well as inter rod connector designed for the purpose of rod extension	$700
Cervical Spacer or Cage	Any cervical spacer with non bone material such as PEEK / Titanium / Porous or coated metal. or Carbon Fiber	$800
IFD Thoracic/Lumba r/Sacral PLIF	Any Thoracic/Lumbar/Sacral inter-body fusion device placed through a posterior approach (PLIF) with two devices of non bone material such as PEEK I Titanium / Porous or coated metal or Carbon Fiber or any impacted or screw in fusion device in any non bone material	$1500
IFD Thoracic/Lumba r/Sacral TLIF	Any Thoracic/Lumbar/Sacral inter-body fusion device placed through a posterior Transforaminal approach (TLIF) with one device of non bone material such as PEEK / Titanium / Porous or coated metal or Carbon Fiber or any impacted or screw in fusion device in any non bone material	$2800

Spine Construct	Definition	Open Vendor Construct Price
IFD Thoracic/Lumba r/Sacral ALIF	Any Thoracic/Lumbar/Sacral inter-body fusion device placed through an anterior approach of non bone material such as PEEK / Titanium / Mesh / Porous or coated metal or Carbon Fiber.	$3000
IFD Direct Lateral	Any inter-body fusion device placed through a lateral anterior approach of non bone material such as PEEK / Titanium / Porous or coated metal or Carbon Fiber (ie, XLIF, Clydesdale, Transcontinental )	$3800
Vertebral Body Replacement (VBR)	Any coipectomy spacer that includes expandable cages; modular ALIF/TLIF; reinforcing screws; or devices assembled within the vertebral space	$3800
Modular VBR	See VBR	$3800
Expandable Cages <=, 1 level	See VBR (excludes intervertebral body/disc device)	$3800
Expandable Cages > 1 level	Expandable VBR of any diameter that cover more than 1 vertebral body (greater than 60 mm expanded)	$5,800
Interspinous Spacer	i.e. X-stop	$4000/case
Spinous Process Plate	Non segmental lumbar fixation assembly, includes device body and fixation as well as screws and/or plates. (ie, Aspen, Affix, Spire, SP-Fix) If a subsequent device is used in the same procedure, the subsequent device will be discount 50% from the construct price	$4,000
Cervical Disc	Includes all implant components and disposables required to implant a cervical artificial disc device; (i.e., Prodisc C, Prestige) *Requires prior approval and authorization.	$4,500
Lumbar Disc	Includes all implant components and disposables required to implant a lumbar artificial disc device; (i.e., Charte, Prodisc L) *Requires prior approval and authorization.	$7,500
Facet Screws	Any facet screw and delivery devices such as teleport or gun	$800
Temporary Fixation Pins / Tacks/taps		$65
Wire		$65
Drill bit		$100
Cable		$240
Targeting needle	Any disposable targeting needle (ie Jamshidi)	$50
Stand Alone Integrated Devices — Lumbar	Stand-alone device (assembled price including screws or fixation pins) that accomplish similar interventions may have a cumulative price effect (i.e. SynFix-LR, Pillar-SA, Independence, Magnum-P+, ROI-A) Limited to only two assembled devices per procedure/discharge. Any subsequent device used in the same case will be discount 50% from the construct price.	$5600

Spine Construct	Definition	Open Vendor Construct Price
Stand Alone Integrated Devices - Cervical	Stand-alone devices (assembled price including screws or fixation pins) that accomplish similar interventions may have a cumulative price effect (i.e. Zero-P, Mosaic, Coalition, ROI-C) Limited to only one device per procedure/discharge. Any subsequent device used in the same case will be discount 50% from the construct price.	$2600
Insertion Supplies, Lateral ALIF — kit

Includes any and all disposable components and supplies required to implant a lateral anterior lumbar interbody fusion device (i.e., XLIF, Transcontinental, Clydesdale, GLIF, etc) and includes items such as but not limited to illumination, cords, shims, blades, k-wire, dilatators, in either kits or provided individually. etc.

$500/case
Insertion Supplies, Lateral ALIF - components	Shims$50/case Light source/cable$400/case Annulotomy knife$50/case
Intraoperative Monitoring	Neurological intraoperative monitoring assembly - includes all disposable components (tips, probes, dilators, electrodes, cables, etc) required. Limited to Lateral ALIF procedures.	$500/case
Other Devices — exceptions	Devices not addressed in any constructs listed above must be included in the product formulary exhibit prior to use in the hospital with a mutually agreed upon price. (i.e., AxiLIF)	TBD

•

Any implant or assembly delivered by Vendor must fall into one of the defined categories without exceptions, up charges, or additions. Any deviation from established pricing must be approved in advance or items are not charged to customer. No up charges for substitution of product components will be made without prior approval by Karen Kiefer or designee. If any implant is provided that is not on the approved product formulary in Appendix B, payment will be made at the construct price.

•	Should Vendor provide any technologies not contained in Attachment B currently on file with THR, Vendor will be paid at the defined construct price as defined by THR.
•	This Spinal Fusion Implant Formulary may be updated periodically with the approval of the Hospital's Implant Forinulary Committee.
•	Broken instrumentation will be replaced at no charge by the Vendor unless there is evidence of abuse by hospital personnel.
•	Lost and/or misused instrumentation that was caused by Hospital personnel will be the responsibility of the Hospital at 70% off 2012 list price.
•	No fees for instrumentation (Reusable).
•	Explanted /wasted implants are paid at 50% off the construct price.
•	All devices subject to verification. If any questions arise regarding classification of a device, the supplier will provide a surgical technique guide, FDA documents, and a product brochure.

Vendor

Both parties reviewed this attachment in terms of the pricing being offered, implementation schedule and potential short pay issues if the purchase agreement is not executed.
Agrees to construct Attachment A- Constructs and Pricing Terms version January 1, 2012 effective this date:

Acknowledges the hospital is unilaterally implementing construct pricing which takes effect January 1, 2012 for any new case scheduled which could result in short pays / charge backs on future invoices. Current pricing will be honored on any case scheduled prior to January 1, 2012, when ALL cases will be paid at the construct pricing. As a matter of record, should Vendor voluntarily provide spinal fusion implants after January 1, 2012, the construct price as defined herein will be paid as your conduct represents acceptance of the offer. There will be no exceptions as Texas Health Resources expressly rejects any counter offers made until such time a formal written chase agreement is mutually executed.

Vendor Signature

Texas Health Resources Signature

Date:

Appendix B

Approved Product Formulary

(Current Catalog)

Vendor acknowledgement:  _________________(initials)

Attached is an Excel file of the formulary (current catalog of products made available under the above pricing) dated

Instructions for completing Appendix B: Product Formulary

TIM requires your response to include the return of a completed Appendix B in a specified electronic Excel spreadsheet format. This spreadsheet will be used as the basis for updating our purchasing item master, Included in the spreadsheet labeled Appendix B are five worksheets/tabs:

1)	Tab #1: Instructions for completion of Appendix B (copy of this page)
2)

Tab #2: Catalog: List of the complete current catalog of all items potentially covered by the construct definitions (ie, catalog numbers, product descriptions, list price), This complete catalog listing will be used to validate off-formulary products.

3)

Tab#3 Line Detail Included: Products are divided by construct category (as identified in Appendix A) and priced by type. We assume some suppliers may offer additional tissue based products outside the formulary pricing; these products will be examined carefully to see if the value added products will be made available within the system. The worksheet is intended to be used by the MMIS Item Master team to upload the final agreement.

4)	Tab #4: Contract header info: Contract information
5)	Tab #5: Copy of Appendix A: Spinal Fusion Construct definitions and pricing

The signed purchase agreement and excel spreadsheet is to be returned no later than November 18, 2011, by 5:00 PM and addressed to:

Karen Kiefer
Supply Chain Management
Texas Health Resources
612 East Lamar Boulevard, Suite 1100
Arlington, Texas 76011
(682) 236-6636

Please contact Karen Kiefer, Corporate Clinical Director Perioperative Services and WIC at (682) 236-6636 if you have any questions regarding your response. Jimmy Holcomb can be made available to answer questions specific to the legal purchasing terms and conditions.

Contact Cherie Oktay at CherieOktay@TexasHealth.org or (682) 236-7575 if you would like to schedule a meeting or conference call to discuss your response Monday, Tuesday, or Wednesday, November 14, 15, or 16, 2011.

Appendix C

Texas Health Resources

Entity Listing

HOSPITALS
Texas Health Arlington Memorial Hospital 800 W. Randol Mill Rd Arlington, TX 76012	Texas Health Harris Methodist Hospital Southwest Fort Worth 6100 Harris Parkway Fort Worth, TX 76132	Texas Health Presbyterian Hospital Kaufman 850 Highway 243 West Kaufman, TX 75142
Texas Health Harris Methodist Hospital Cleburne 201 Walls Drive Cleburne, TX 76031	Texas Health Presbyterian Hospital Dallas 8200 Walnut Hill Ln. Dallas, TX 75231	Texas Health Presbyterian Hospital Plano 6200 W. Parker Blvd Plano, TX 75093
Texas Health Harris Methodist Hospital Fort Worth 1301 Pennsylvania Avenue Fort Worth, TX 76104	Texas Health Harris Methodist Hospital Stephenville 411 N. Belknap Stephenville, TX 76401	Texas Health Specialty Hospital Fort Worth 1301 Pennsylvania Ave. Fort Worth, TX 76104
Texas Health Harris Methodist Hospital Azle 108 Denver Trail Azle, TX 76020	Texas Health Presbyterian | Hospital Allen 1105 Central Expwy North Allen, TX 75013	Texas Health Harris Methodist Hospital H.E.B. 1600 Hospital Parkway Bedford, TX 76021
Texas Health Presbyterian Hospital Denton 3000 N. Interstate 35 Denton, TX 76201	Texas Health Harris Methodist Hospital Alliance 10864 Texas Health Trail Fort Worth, TX 76244
CORPORATE OFFICE Texas Health Resources 612 E. Lamar Boulevard Arlington, TX 76011